AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment (the “Amendment”) is entered into as of September 18, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company and Transamerica Financial Life Insurance Company (each, the “Company”), on their own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively, the “Accounts”), Lincoln Variable Insurance Products Trust (the “Trust”), Lincoln Financial Distributors, Inc. (the “Distributor”), and Lincoln Financial Investments Corporation (the “Adviser”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into a fund participation agreement, executed and effective as of May 1, 2023 (the “Participation Agreement”);

WHEREAS, the Parties desire to amend the Participation Agreement to further define the process for communicating and providing the information to the Trust or its designee, pursuant to Article VII of the Participation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties agree to supplement and amend the Participation Agreement as follows:

1.	The first paragraph of Section 7.1. “Agreement to Provide Information” is hereby deleted in its entirety and replaced by the following.

7.1  Agreement to Provide Information. Company agrees to provide each Fund, upon written request (which may include electronic writings and facsimile transmissions, a “Request”), the taxpayer identification number (the “TIN”), the Individual/International Taxpayer Identification Number (the “ITIN”), or other government-issued identifier (the “GII”), if known, of any or all Clients who have purchased, redeemed, transferred, or exchanged Shares held through an Account with Company during the period covered by the Request and the amount, date, name, or other identifier of any investment professionals associated with the Clients or Accounts (if known), and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemptions, transfer, or exchange of Shares. Such requested information shall be provided to the Company by the Trust or its Designee at the following email addresses, which can only be changed from time to time by an amendment to this Participation Agreement executed by both parties:

lvipta@lfg.com

2.	Any defined term(s) set forth in this Amendment and not defined herein shall have the meanings ascribed to them in the Participation Agreement.

3.

Except as otherwise expressly amended by this Amendment, all of the provisions of the Participation Agreement, as amended, shall continue in full force and effect in accordance with their terms and conditions.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Companies:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

The Trust:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

By: /s/ Benjamin Richer
Name: Benjamin Richer
Title: SVP, Head of Funds Management

The Distributor:

LINCOLN FINANCIAL DISTRIBUTORS, INC.

By: /s/ Thomas O’Neill
Name: Thomas O’Neill
Title: SVP

The Adviser:

LINCOLN FINANCIAL INVESTMENTS CORPORATION

By: /s/ Benjamin Richer
Name: Benjamin Richer
Title: SVP, Head of Funds Management